Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Computer Software Innovations, Inc. on Form SB-2 of our report, dated May 28, 2004 related to the financial statements for the year ended December 31, 2003, for VerticalBuyer, Inc. appearing in the Prospectus, which is part of this Registration Statement.

/s/ Sherb & Co., LLP

New York, New York

March 28, 2005